Putnam Equity Income Fund
May 31, 2008 Semi Annual

Because of the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A For the period ended May 31, 2008, Putnam Management has assumed $4,895 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 Class A	26,015
      Class B	2,138
      Class C   496

72DD2 Class M	351
      Class R   64
      Class Y   3,327

73A1  Class A	0.152
      Class B	0.088
      Class C   0.091

73A2  Class M	0.112
      Class R   0.134
      Class Y   0.172

74U1  Class A	181,042
      Class B	20,346
      Class C   5,028

74U2  Class M	2,719
      Class R   552
      Class Y   15,991

74V1  Class A	15.69
      Class B	15.53
      Class C   15.58

74V2  Class M	15.55
      Class R   15.62
      Class Y   15.70

Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Additional Information About Errors and Omissions Policy
Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.